Exhibit 99.1

Avatar Reports First Quarter Results Of Operations

CORAL GABLES, Fla., May 14 /PRNewswire-FirstCall/ —

Avatar Holdings Inc. (Nasdaq: AVTR) today reported net income of $2,022,000 on revenues of $50,604,000 for the quarter ended March 31, 2003, compared to a net loss of $1,705,000 on revenues of $35,924,000 for the quarter ended March 31, 2002. The increase in net income for the first quarter of 2003 was substantially attributable to an increase in real estate operating results generated from primary residential communities operations and commercial and industrial land sales.

Primary and Active Adult Homebuilding Data
Closings	3/31/03	3/31/02	3/31/01
Number of Units	230	217	146
Aggregate Dollar Volume	$42,693,000	$31,333,000	$28,346,000
Average Price Per Unit	185,622	$144,392	$194,151

Contracts Signed
Number of Units	414	293	240
Aggregate Dollar Volume	81,479,000	$56,416,000	$40,046,000
Average Price Per Unit	196,809	$192,546	$166,858

Backlog
Number of Units	997	614	487
Aggregate Dollar Value	$205,173,000	$132,812,000	$83,200,000
Average Price Per Unit	205,790	$216,306	$170,842

At Solivita, Avatar’s Central Florida active adult community, for the first quarter of 2003, 154 units were sold totaling $30,970,000, an average price of $201,104; compared to 125 units, totaling $21,232,000, an average price of $169,856, for the first quarter of 2002.

At Avatar’s newest Central Florida community of Bellalago, 62 units were sold during the first quarter of 2003, bringing to 109 the number of units sold since commencement of sales in November 2002.

As of March 31, 2003, the joint venture for Ocean Palms, a 38-story oceanfront condominium in Hollywood, Florida, sold 79 units. It is anticipated that construction will commence in the fourth quarter of 2003 or the first quarter of 2004.

At Harbor Islands, the backlog at March 31, 2003 was 38 units totaling $46,789,000. Avatar is presently developing the final 67 single-family homesites which will complete the Harbor Islands community.

During the first quarter of 2003, Avatar sold a 150-acre site in Poinciana to Lowe’s Home Improvement Warehouse for construction of a 1.3 million square-foot state-of-the-art regional distribution center.

Avatar Holdings Inc. is primarily engaged in real estate operations in Florida and Arizona. Its principal real estate operations are conducted at Poinciana, Solivita and Bellalago in central Florida near Orlando, Harbor Islands on Florida’s east coast, and at Rio Rico, south of Tucson, AZ. Avatar’s common shares trade on The Nasdaq Stock Market under the symbol AVTR. The 7% Notes trade on The Nasdaq SmallCap Market under the symbol AVTRG.

Certain statements discussed herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others: the successful implementation of Avatar’s business strategy; shifts in demographic trends affecting active adult communities and other real estate development; the level of immigration and in-migration to regional market areas; international (in particular Latin America) national and local economic conditions and events, including employment levels, interest rates, consumer confidence, the availability of mortgage financing and demand for new and existing housing; access to future financing; geopolitical risks; competition; changes in, or the failure or inability to comply with, government regulations; and other factors as are described in Item 7 (Management’s Discussion and Analysis of Financial Condition and Results of Operations) of Avatar’s Form 10-K.

SELECTED FINANCIAL DATA FOR THE THREE MONTHS ENDED MARCH 31, 2003 AND 2002 (Unaudited - Dollars in thousands except per share data)
	2003	2002
Revenues	$50,604	$ 35,924

Income (loss) from continuing operations before income taxes	$3,125	($ 2,729)

Income (loss) from continuing operations after income taxes	$2,022	($ 1,643)

Net income (loss)	$2,022	($ 1,705)
Basic and diluted EPS:

Income (loss) from continuing operations after income taxes	$0.23	($0.19)

Loss from discontinued operations	—	($.01)

Net income (loss)	$0.23	($0.20)

Selected Balance Sheet Data

	March 31, 2003	Dec. 31, 2002

Cash, cash equivalents and	$99,419	$118,839
marketable securities

Total assets	$381,128	$386,067

Total stockholders’ equity	$218,500	$221,592
Book Value Per Share	$25.55	$25.24

Shares Outstanding	8,550,900	8,780,658